UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2019

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2019, The McClatchy Company (the “Company”) and Craig I. Forman, President and Chief Executive Officer of the Company, entered into Amendment No. 1 (the “Amendment”) to the Executive Employment Agreement, dated January 25, 2017 (the “Employment Agreement” and as amended by the Amendment, the “Amended Employment Agreement”). Except as provided below, all other terms of Mr. Forman’s Employment Agreement remain in effect. Under the Amended Employment Agreement, the Employment Agreement is subject to automatic renewal for additional two-year terms, commencing as of January 25, 2019, unless either party gives written notice of the party’s intention not to renew at least sixty (60) days prior to the expiration of any term. Capitalized terms used but not defined herein have the respective meanings given to them in the Employment Agreement.

•	Annual Cash Incentive Bonus. Mr. Forman shall be eligible to receive an annual cash bonus for each fiscal year based on performance objectives established by the Company’s Compensation Committee, and the target amount of such annual cash bonus shall be at least one hundred percent (100%) of Mr. Forman’s base salary then in effect for each applicable year.

•	SERP Accrual: Effective January 1, 2019, Mr. Forman’s accruals under the McClatchy Company Supplemental Executive Retirement Plan (the “SERP”) are increased to 25% of his base salary.

•	Business Expenses: The Company will pay Mr. Forman a monthly supplemental stipend in the amount of $35,000, payable monthly, subject to applicable withholdings, to offset certain unreimbursed business expenses, including a monthly housing allowance and travel allowance. However, prior to any automatic renewal of the term of the Amended Employment Agreement, the Company may reevaluate the amount of the monthly supplemental stipend and reset such amount of this supplemental payment, including by increasing, reducing or continuing the monthly amount.

•	Severance Payment: If during the term of the Amended Employment Agreement, Mr. Forman’s employment is terminated (i) for any reason other than Cause or Disability, (ii) for Good Reason, (iii) for any reason during the sixty (60) day period beginning on the six (6) month anniversary of a Change in Control (as defined in the Company’s Amended and Restated 2012 Omnibus Incentive Plan, as it may be amended and/or restated from time to time), or (iv) due to the Company’s providing of notice of its intention not to renew the Amended Employment Agreement, then Mr. Forman shall be entitled to receive his accrued but unpaid base salary and benefits as described in the Amended Employment Agreement and a lump-sum severance payment from the Company (the “Severance Payment”). If not in connection with a Change in Control, the Severance Payment shall be (i) one million dollars ($1,000,000) plus (ii) target Annual Cash Incentive in the year of termination. If the Termination Date is within the ninety (90) days prior to or the twenty-four (24) months following a Change in Control, then the Severance Payment shall be (i) two million dollars ($2,000,000) plus (ii) two times target Annual Cash Incentive in the year of termination. If Mr. Forman’s employment is terminated for any reason other than Cause, then all his unvested equity awards shall be fully vested. If Mr. Forman would be entitled to severance payments under any executive severance plan that is adopted by the Company for its senior executives after the date of the Amendment, then he shall receive the greater of the benefits provided for. In the event of a termination described in this paragraph, Mr. Forman shall be fully vested in his benefits under the SERP, notwithstanding anything to the contrary in the SERP, and shall have an amount not less than 25% of his annual base salary contributed to the SERP in such year without regard to his termination of employment.

•	Legal Expenses: The Company shall reimburse Mr. Forman for the reasonable legal expenses that he incurs in connection with the review and negotiation of the Amendment (in an amount not to exceed $10,000).

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Amendment included as Exhibit 10.1 to this filing which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1	Form of Amendment No. 1 to Executive Employment Agreement, dated January 25, 2019, by and between Craig I. Forman and The McClatchy Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 25, 2019	The McClatchy Company

/s/ Billie McConkey
	By:	Billie McConkey
Vice President, Human Resources, General Counsel and Secretary